As filed with the Securities and Exchange Commission on May 26, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTAC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	98-0336945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 6-7, 32/F., Laws Commercial Plaza

788 Cheung Sha Wan Road

Kowloon, Hong Kong

+(852) 2385 8789

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. David Darnell

Senior Vice President and Chief Financial Officer

12221 Merit Drive, Suite 600

Dallas, Texas  75251

(469) 916-9891/(469) 916-9892 fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lee Edwards

Shearman & Sterling LLP

2318 China World Tower Two

1 Jianguomenwai Dajie

Chaoyang District

Beijing, 100004

People’s Republic of China

+(8610) 6505-3399

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
Common Stock, $0.001 par value	1,601,272	$7.535	$12,065,584.52	$1,291.02

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.  The above calculation is based on the average of the high and low sales price of our common stock on The NASDAQ Capital Market on May 25, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, May 26, 2006

PRELIMINARY PROSPECTUS

INTAC International, Inc.

1,601,272 Shares of Common Stock

(Par value $0.001 per share)

This prospectus relates to the resale of 1,601,272 shares of our common stock, par value $0.001 per share.  We are registering these shares on behalf of the selling stockholder named in this prospectus to be offered and sold by it from time to time.  The selling stockholder will receive all of the proceeds from any sales of common stock and we will not receive any of the proceeds from any sales of common stock by the selling stockholder.

The selling stockholder may offer these shares of common stock in one or more transactions on The NASDAQ Capital Market at various times and prices, in negotiated transactions or otherwise.  The selling stockholder and any brokers through whom the sale of the shares of common stock are made may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933.  In addition, any profits realized by the selling stockholder or any brokers on the sale of the shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933.  The price at which any of the shares of common stock may be sold and the commissions paid in connection with any sale may vary from transaction to transaction.  We will pay all reasonable expenses incurred in connection with the registration of the shares.

* * *

Our stock currently trades in the United States on The NASDAQ Capital Market under the symbol “INTN” and in Europe on the Frankfurt Stock Exchange under the symbol “WKN 805768”.  On May 25, 2006, the last reported sale price of our common stock on The NASDAQ Capital Market was $7.20 per share.

The purchase of our common stock involves a high degree of risk.  You should carefully consider the risk factors beginning on page 6 of this prospectus before purchasing any of our common stock from the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2006

PROSPECTUS TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, through what is known as the shelf registration process.  Under this process, the selling stockholder may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities the selling stockholder may offer.  A prospectus supplement may also add, update or change information contained in this prospectus.  Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Documents by Reference” on pages 31 and 32, respectively

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained or incorporated by reference in this prospectus.  You should not rely on any unauthorized information.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of this prospectus or such prospectus supplement, as the case may be, and that the information appearing in documents we have filed with the SEC and incorporated by reference is accurate as of the date of filing.  Our business, financial condition, results of operations and prospects may have changed since those dates.  Neither the delivery of this prospectus nor any sales of the common stock shall, under any circumstances, create any implication that there has been no change in the affairs of INTAC International, Inc. after the date of this prospectus.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this prospectus.  You should also carefully consider the matters discussed under “Risk Factors” in this prospectus and subsequent risk factors incorporated herein.

OUR BUSINESS

INTAC International, Inc. is a United States holding company focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim.  Throughout this prospectus, references to “INTAC,” “Company,” “we,” “us,” and “our” refer to INTAC International, Inc., and its operating subsidiaries, and references to “China” and “PRC” refer to the People’s Republic of China, excluding, for purposes of this prospectus, Hong Kong, Macau and Taiwan.  INTAC currently maintains offices in China (Hong Kong and Beijing), Germany (Frankfurt) and the United States (Dallas, Texas).

We operate in two segments, our career development and training services segment and our distribution/telecommunications segment.  While our distribution/telecommunications segment historically has been our primary business segment and generated substantially all of our operating revenue, we shifted our focus in 2004 to the expansion and maturation of our career development and training services segment in China.  Initially, our efforts centered on recruiting and training services to be offered online through our Internet portals phrbank.com and joyba.com.  These efforts did not achieve the results we had anticipated in 2005, due in part to the strength of established competitors in the market and to the overbroad coverage of our efforts.  As a result, we determined to establish a foothold in the marketplace by focusing on a specific segment market from which we can later expand.  To this end, recognizing the growing opportunities within both the education industry and the mobile telecommunications/Internet industry in China, and in order to better utilize our strategic resources and enhance our strengths in both industries, we have further refined our business strategy, as we announced on November 23, 2005 through a press release.  For details of this press release, please see our Current Report on Form 8-K, which was filed with the SEC on November 28, 2005.  Under our refocused business strategy, we will continue to operate in two business segments, the career development and training services segment and the distribution/telecommunications segment, each as further described below.

Career Development and Training Services Segment

On January 15, 2004, we announced that we were shifting the emphasis of our business from the traditional distribution of premium brand wireless handsets to various career development services.  On November 23, 2005, we announced the further refinement of this shift in strategy.  Under the refined strategy for of this business segment, we will focus our operations primarily on three business units:

•                  INTAC Mobile Telecommunications Institute;

•                  Education Management Software Business Unit; and

•                  Database Management Business Unit.

INTAC Mobile Telecommunications Institute

Through the INTAC Mobile Telecommunications Institute, or IMTI, we seek to become a leading provider of mobile telecommunications technology training services in China.  IMTI will offer training to information technology professionals, with a primary focus in the area of third generation digital mobile systems, or 3G, mobile telecommunications technology.  New courses will be developed in the future to reflect further advancement in mobile telecommunications technology.  This training will consist of IMTI’s Mobile Telecommunications Software Engineering training program, which will initially be offered through company-owned institutes and later through franchises, university courses and corporate training.  We expect to open the first institute in Beijing in our third quarter of fiscal year 2006.

Education Management Software Business Unit

INTAC, through its indirect wholly-owned subsidiary Beijing Huana Xinlong Information and Technology Development Co., Ltd., or Huana Xinlong, is a leading provider of education management software in China.  Huana Xinlong offers software for the administration of elementary and middle schools and colleges.  Huana Xinlong software has been designated by the Education Management Information Center, or EMIC, as the standard of the China School Administration System for primary and middle schools.  Additionally, Huana Xinlong enjoys an exclusive contractual relationship with the Ministry of Education of The People’s Republic of China, or the MOE, for use of certain of Huana Xinlong’s software products.  Huana Xinlong software products have been installed in over 10,000 elementary and middle schools and over 50% of colleges throughout China.

Database Management Business Unit

We have developed, and continue to develop, databases containing certain information on individuals.  We intend to utilize these databases to offer one-stop marketing solutions to a wide range of businesses with products and services tailored to the specific needs of the Chinese education market.  Beijing Intac Purun Educational Development Ltd., or Intac Purun, one of our operating entities in China, develops the databases utilizing information from several sources.  Intac Purun is exclusively authorized by the MOE to collect resumes and profiles for all graduating college and graduate school students in China and has recently begun collecting such information.  The EMIC has chosen Intac Purun as its exclusive partner in developing and maintaining the MyJob database, compiled through EMIC’s website www.myjob.edu.cn, which helps graduates of higher education institutions to obtain employment.  Intac Purun has also been granted exclusive access to the database on university graduates maintained by the EMIC for use by Intac Purun in providing job training and placement services.  Initially, Intac Purun will collect list rental fees and direct marketing service fees by utilizing these databases.  Ultimately, Intac Purun plans to provide integrated database marketing solutions and consulting services.

Distribution/Telecommunications Segment

Our distribution/telecommunications segment includes our wireless handset distribution business, which we operate through INTAC International Holdings Limited, or Holdings, a Hong Kong corporation and wholly-owned subsidiary of INTAC, and Global Creative International Limited and INTAC Telecommunications Limited, both of which are Hong Kong corporations and wholly-owned subsidiaries of Holdings.  Through these subsidiaries, we distribute wireless handset products to mobile communications equipment wholesalers, agents, retailers and other distributors mainly in Hong Kong.  These products are then sold primarily to local customers in Hong Kong or customers in China.  Additionally, we are working with Primus Telecommunications Ltd., a global telecommunications services provider (Nasdaq: PRTL), to develop products which involve originating international voice and data traffic from within China throughout Southeast Asia for termination around the world.  The first product to be offered under this relationship will be a global prepaid calling card, an Internet Protocol, or IP, calling card that provides access to over fifty countries.

We have historically derived substantially all of our revenues from our distribution/telecommunications segment.  Although we intend to emphasize our career development and training services segment going forward, we anticipate that a significant portion of short-term revenues will continue to be generated by our wireless handset distribution business.

In addition to the two business segments in which we currently operate, we continually evaluate investment opportunities in other business segments within China, the Asia-Pacific Rim and, to a lesser extent, Europe.  Our entry into these new business segments is contingent upon our identifying both favorable investment opportunities and strategic partners with expertise in such business segments as well as available capital.  Many of these opportunities will be dependent upon our ability to obtain capital adequate to fund such investments.

CORPORATE HISTORY

INTAC was originally incorporated under the name Commodore Minerals, Inc., or Commodore, under the laws of the State of Nevada on September 20, 2000, as a developmental stage corporation.  On September 28, 2001,

Mr. Wei Zhou acquired a controlling interest in Commodore in a private transaction with one of the organizers of Commodore.  On October 13, 2001, Commodore entered into a reorganization agreement with Holdings and the stockholders of Holdings, including Mr. Zhou, pursuant to which (i) Holdings became a wholly owned subsidiary of Commodore, (ii) New Tech Handels GmbH, previously a subsidiary of Holdings, became an indirect subsidiary of Commodore and (iii) Commodore changed its name to INTAC International, Inc.  For more detailed information on the change of control of Commodore resulting in the establishment of our corporate structure, please see our Current Report on Form 8-K, which was filed with the SEC on October 15, 2001.

Mr. Zhou, our Chief Executive Officer, has significant experience in supply channel and distribution channel development in Asia.  He has successfully developed strategic alliances in the Asia-Pacific region and has the ability to manage multi-national business relationships and assemble highly efficient distribution networks that have aided in INTAC’s expansion into the Chinese and Asia-Pacific markets.

In September 2003, Intac (Tianjin) International Trading Company, or Intac Trading, one of our indirect wholly-owned subsidiaries operating in China, made loans of $1,233,000 and $123,000 to two Chinese nationals, Ms. Zhang Wanqin and Ms. Li Min, respectively.  These loans were made to finance Ms. Zhang and Ms. Li, on behalf of INTAC, for the purpose of establishing Tianjin Weilian Investment Co., Ltd., or Tianjin Weilian, a company incorporated in the PRC.  Ms. Zhang and Ms. Li are the equity owners of Tianjin Weilian.  Subsequently in October 2003, Tianjin Weilian, Tianjin Chengtai International Trading Ltd., or Tianjin Chengtai, a PRC corporation, Tianjin Yingfeng Technology Development Co., Ltd., a PRC corporation, and EMIC established Intac Purun, with 45%, 15%, 30% and 10% equity interests, respectively.  Ms. Zhang and Ms. Li pledged as collateral their equity interests in Tianjin Weilian against those loans from Intac Trading.  Furthermore Ms. Zhang and Ms. Li assigned all operating rights, title and interest they had in Tianjin Weilian to Intac Trading, including all interest held, all rights to capital accounts, distributions and/or allocations of cash, property and income, and all rights to participate in management and to vote with regard to affairs relating to Tianjin Weilian.  In June 2004, Holdings made loans of US$1.5 million to two Chinese nationals, Mr. Zou Jingchen and Ms. Wu Fengzhen.  Mr. Zou is the brother of Mr. Zhou, our Chief Executive Officer.  These loans were made to finance Mr. Zou and Ms. Wu, on behalf of INTAC, for the purpose of acquiring 100% equity interest of Tianjin Chengtai.  Mr. Zou and Ms. Wu pledged as collateral their equity interest in Tianjin Chengtai against this loan from Holdings.  All operating, economic, voting and other rights with regard to affairs relating to Tianjin Chengtai were assigned to Holdings by Mr. Zou and Ms. Wu.  We believe these indirect ownership structures are common for companies in the PRC Internet sector to comply with the PRC laws that impose strict restrictions on foreign investment in this industry.  However, we cannot be sure that our restructured operations and activities will be viewed by PRC regulatory authorities as in full compliance with applicable PRC laws and regulations.

In June 2004, we began phasing out our business of distributing luxury automobiles from Europe to purchasers in the Tianjin Port Free Trade Zone, which was operated through our wholly-owned subsidiary FUTAC Group Limited, a British Virgin Islands corporation, and our indirect owned subsidiary Intac Trading.  The phase-out was substantially completed as of December 31, 2004, and did not have a material adverse impact on our results of operations, and the assets of this business were redeployed to our other businesses.

In September 2004, INTAC indirectly formed two new companies, Beijing Intac Meidi Advertising Company Limited, or Intac Advertising, and Beijing Intac Meidi Technology Development Company Limited, or Intac Technology, both of which are private PRC corporations established to provide advertising services and value added services in support of Intac Purun.  In September 2004, Intac Trading entered into a loan and interest pledge agreement with Mr. Zou and Tianjin Weilian.  According to the loan and interest pledge agreement, Intac Trading made a loan of RMB 1,000,000 to Mr. Zou and Tianjin Weilian to finance Mr. Zou and Tian Weilian, on behalf of INTAC, for the purpose of establishing Intac Advertising.  Mr. Zou and Tianjin Weilian pledged as collateral their equity interest in Intac Advertising against this loan from Intac Trading.  All operating, economic, voting and other rights with regard to affairs relating to Intac Advertising were assigned to Intac Trading by Mr. Zou and Tianjin Weilian.

In September 2004, Intac Trading entered into another loan and interest pledge agreement with Mr. Zou and Tianjin Weilian.  According to the loan and interest pledge agreement, Intac Trading made a loan of RMB 10,000,000 to Mr. Zou and Tianjin Weilian to finance Mr. Zou and Tian Weilian, on behalf of INTAC, for the purpose of establishing Intac Technology.  Mr. Zou and Tianjin Weilian pledged as collateral their equity interest in

Intac Technology against this loan from Intac Trading.  All operating, economic, voting and other rights with regard to affairs relating to Intac Technology were assigned to Intac Trading by Mr. Zou and Tianjin Weilian.

In December 2004, Holdings acquired Huana Xinlong, a leading Chinese developer of management software for educational institution administration.

Recent Events

On April 20, 2006, we entered into an Agreement and Plan of Merger, referred to as the merger agreement, with HowStuffWorks, Inc., HSW International, Inc. and HSW International Merger Corporation.  In this prospectus, HowStuffWorks, Inc. is referred to as HSW, HSW International, Inc. is referred to as HSW International and HSW International Merger Corporation is referred to as merger sub.  Pursuant to the merger agreement, merger sub will merge with and into us, with INTAC continuing as the surviving corporation, referred to as the merger.  As a result of the merger, INTAC will become a wholly owned subsidiary of HSW International.  Pursuant to the terms of the merger agreement, each outstanding share of INTAC common stock, par value $0.001 per share, will be converted into the right to receive one share of HSW International common stock, par value $0.001 per share.

In connection with the merger (i) HSW has agreed to contribute certain assets, properties and rights to HSW International in exchange for shares of HSW International common stock, referred to as the contributed assets, and (ii) certain investors have agreed to purchase shares of HSW International common stock with an aggregate value of approximately $22.5 million, referred to as the equity financing.  At the closing of the merger, but prior to the completion of the equity financing, INTAC stockholders will own 50% of the total issued and outstanding shares of HSW International common stock and HSW will own the remaining 50% of the total issued and outstanding shares of HSW International common stock.  The merger, the merger agreement, and the transactions contemplated by the merger agreement have been approved by our board of directors, and are subject to various closing conditions, including approval by our stockholders.

Prior to the closing of the merger, it is contemplated that HSW International will use its best efforts to obtain approval for listing of HSW International common stock on either the Nasdaq National Market or the Nasdaq Capital Market, and following the closing of the merger, it is contemplated that we will file with the SEC to terminate registration of our common stock.

In connection with the merger, INTAC and HSW International plan to file a proxy statement/prospectus on Form S-4 with the SEC which will contain detailed information regarding the merger and the special meeting of stockholders at which our stockholders will consider the merger, the merger agreement and the transactions contemplated by the merger agreement.  It is currently anticipated that the merger will close in the fourth quarter of fiscal year 2006.

For further details on the merger, the merger agreement and the transactions contemplated by the merger agreement, please see our Current Report on Form 8-K, filed with the SEC on April 21, 2006.

Corporate Information

We are a Nevada corporation.  Our headquarters office is located at Unit 6-7, 32/F., Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong.  Our headquarters office’s telephone number is + 852 2385-8789.  Our U.S. corporate office is located at 12221 Merit Drive, Suite 600, Dallas, TX 75251.  Our U. S. corporate office’s telephone number is (469) 916-9891.  Our website can be found at www.intac-asia.com where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC.

RISK FACTORS

An investment in our shares of common stock, including the shares offered by this prospectus, involves a high degree of risk.  In considering whether to purchase our shares, you should carefully consider the following factors and other information set forth in this prospectus.  Any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently believe are immaterial, could harm our business, financial condition and operating results, and could result in the complete loss of your investment in our shares.  The risks set forth below are in addition to risks that apply to most businesses.

RISK FACTORS

Risks Related to our Proposed Merger with HSW International and the Combined Company

The failure to close, in a timely manner or at all, the merger between us and HSW International, or any negative market perception of the merger may adversely affect our business and the market price of our common stock.

On April 20, 2006, we entered into a merger agreement pursuant to which we will become a wholly owned subsidiary of HSW International.  If our stockholders do not approve of the merger agreement, or if there is a delay in the close of the merger, or if the merger does not close as a result of a failure to satisfy closing conditions or otherwise, the market price of our common stock may decline as a result.  In addition, to the extent that the investing public has a negative perception of the merger, the public’s perception of our business or the value of our common stock may be negatively impacted.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in our business, which could have an adverse effect on our business and financial results.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact our business. Specifically:

•                  our merger with HSW International, Inc. may disrupt our business relationships with current customers or strategic partners (for example, a customer may delay or defer decisions about current and future agreements with us because of the pending merger);

•                  our current and prospective employees may experience uncertainty about their future roles with the combined company, which might adversely affect our ability to retain key managers and other employees; and

•                  the attention of our management may be directed from business operations toward the consummation of the merger.

These disruptions could be exacerbated by a delay in the consummation of the merger or termination of the merger agreement and could have an adverse effect on our businesses and financial results if the merger is not consummated or of the combined company if the merger is consummated.

We will incur significant costs associated with the merger whether or not the merger is consummated.

We will incur significant costs related to the merger, including legal, accounting, advisory, filing and printing fees.  In the event that the merger is consummated, the combined company will pay for all expenses incurred by us, HSW and HSW International.  However, some of these costs will be incurred whether or not the merger is consummated.  In the event the merger is not consummated, we will pay for our own fees and expenses in connection with the merger and HSW will pay for its and HSW International’s fees and expenses in connection with the merger, except that we will share equally with HSW expenses related to the printing, filing and mailing of registrations statements and proxy statements related to the merger and the other transactions contemplated by the merger and the fees associated with the filing of notification and report forms with the Antitrust Division and the FTC.

The combined company may not realize the intended benefits of the merger if the combined company does not integrate our operations and assets with the contributed assets in a timely and efficient manner.

Achieving the benefits of the merger will depend to a large extent on the integration of our assets, operations and business segments with the contributed assets in a timely and efficient manner and the ability of the combined company to realize the anticipated synergies from this integration.  The integration of the contributed assets to our existing business will be critical in determining the success of the combined company in the online publishing, training and education markets in China.  This integration may be difficult and unpredictable for many reasons, including, among others, the translation of the contributed assets into Chinese and other languages and because HSW’s and our internal systems and processes were developed without regard to such integration.  The combined company’s successful integration of the contributed assets with our current business will also require coordination of different personnel, which may be difficult and unpredictable because of possible cultural conflicts and differences in policies, procedures and operations among us, HSW International and HSW, and the different geographical locations of the companies.  If the combined company cannot successfully integrate the contributed assets with our current business, the combined company may not realize the expected benefits of the merger, which could adversely affect the combined company’s business and could adversely affect the value of the combined company’s common stock after the merger.

In addition, the integration of our business with the contributed assets may place a significant burden on management of the combined company and its internal resources.  The diversion of management’s attention from ongoing business concerns and any difficulties encountered in the transition and integration process could harm the combined company’s business and the value of the combined company’s common stock.

The combined company expects to incur substantial expenses related to the integration of the contributed assets.

The combined company expects to incur substantial expenses in connection with the integration of the contributed assets into our business and operations.  The failure of the combined company to meet the challenges involving this integration, or to do so on a timely basis, could cause substantial additional expenses and serious harm to the combined company.  For example, pursuant to a services agreement the combined company has agreed to pay HSW for services for an 18 month period following the consummation of the merger related to the integration of the contributed assets, including, among other services, translation, designing and developing the Internet sites through which the contributed assets will be distributed to customers and providing the technology for establishing and operating these Internet sites.  While the combined company has assumed that a certain level of expenses would be incurred, there are a number of factors, some of which are beyond our control, that could affect the total amount or the timing of all of the expected integration expenses including:

•                  consolidating and rationalizing information technology and operational infrastructures;

•                  PRC government regulatory control over the telecommunications and Internet infrastructure in China;

•                  Failure by the PRC to further develop China’s internet infrastructure, or the combined company’s ability to scale its systems proportionately to match any growth in such infrastructure;

•                  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company; and

•                  minimizing the diversion of the combined company management’s attention from ongoing business concerns and successfully returning managers to regular business responsibilities from their integration planning activities.

Many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time.  These expenses could, particularly in the near term, exceed the benefits that the combined company expects to realize from the inclusion of the contributed assets to the business and operations of the combined company following the consummation of the merger.  In addition, if the combined company fails to successfully integrate the contributed assets within the term of the services agreement with HSW, the combined company may have to complete the integration itself or engage other parties to complete the integration.  The diversion of employee resources to complete the integration of the contributed assets or any delay in the successful integration of the contributed assets could lead to additional integration expenses and have an adverse effect on the combined company’s business and operations.

The combined company may not succeed in marketing and selling the contributed assets to potential customers or developing strategic partnerships for the distribution of its products and services.

The combined company’s plan to market and sell the contributed assets in the Chinese online publishing, training and education markets through the Internet is new and unproven.  Moreover, the combined company will have limited experience in determining the pricing of the products and services that will be developed through the integration of the contributed assets with our current business.  Because such products and services have never been marketing or sold in China, the combined company may not be successful in establishing a customer base or strategic partnerships for the distribution of its products and services.  If the combined company is not successful in developing, releasing and marketing these products and services on a profitable basis, the combined company’s results of operations would be materially and adversely affected.

Resales of the combined company’s common stock following the merger and additional obligations to issue the combined company’s common stock may cause the market price of that stock to fall.

Upon the consummation of the merger, but prior to the equity financing contemplated by the merger agreement, our stockholders will hold approximately 50% of the outstanding shares of common stock of the combined company, with HSW holding the remaining approximately 50% if the outstanding shares of common stock of the combined company.  Pursuant to the equity financing contemplated by the merger agreement, the combined company will issue additional shares of its common stock to certain investors with an aggregate value of $22.5 million following the consummation of the merger.  Also, HSW will also be granted a warrant to purchase the number of shares of the combined company’s common stock equal to the number of shares eligible for purchase under our stock options that are assumed by the combined company.  In addition, the combined company has agreed to register for resale shares of the combined company’s common stock that will be held by Mr. Zhou, our other affiliates, HSW, and the investors participating in the equity financing.  The issuance of these new shares and the resale of additional shares of the combined company’s common stock could have the effect of depressing the market price for the combined company’s common stock.

Risks Related To Our Business

We need additional working capital, the lack of which would likely have a significant negative impact on our long-term business plan and our ability to take advantage of our strategic alliances and to successfully execute our expansion plan.

Our capital requirements are difficult to plan in our rapidly changing industries and geographic region of operation.  We currently expect that we will need capital to fund additions to our career development and training services, Internet portal and computer infrastructure, including any acquisitions of complementary assets, technologies or businesses we may pursue, as well as the expansion of our sales and marketing activities.  We believe that we currently have adequate capital to operate our business as currently anticipated for the next twelve months.  However, long-term plans will require us to obtain additional financing through the issuance of debt, equity, other securities or a combination thereof in order to take advantage of our strategic agreements and business alliances.  In addition, we may seek to obtain a working capital or other traditional loan facility from a bank or other lending source.

In addition to our current obligations, we continue to negotiate other strategic agreements and business alliances, many of which will be dependent upon our obtaining additional working capital, or the value of which will be materially less to us if we do not have the financial resources to fully exploit such opportunities.

In addition, our wireless handset inventory purchases generally require the payment in full of the purchase price of the inventory prior to its delivery.  Therefore, our ability to grow our wireless handset business and acquire additional inventory is dependent upon increasing our working capital resources.

Also, in some cases we will give credit terms to our wireless handset customers for the balance outstanding, only if they have an established and good payment history with us.  Our business model generally requires a deposit by our customers.  To the extent we are unable to increase our working capital assets, we will not be able to significantly increase our inventory purchases or fund the increased customer balances outstanding and accordingly, the growth of our wireless handset sales could be restricted.

We also will give credit terms to our credit-worthy career development and training services customers.  We must have sufficient working capital to carry this receivable until collected.  To the extent we are unable to fund increased customer balances outstanding, the growth of our career development and training services revenue could be restricted.

Further, we may expand to other geographic markets, and the start-up costs for distribution and other marketing channels in new geographic markets will require additional capital.

Our forecast of the period of time through which our financial resources will be adequate to support our operations under our current plan of operation is a forward-looking statement.

Our ability to obtain additional financing in the future is subject to a variety of uncertainties, including:

•                  investors’ perceptions of and appetite for career development and training services and Internet-related securities, especially in the Chinese market;

•                  investors’ perceptions, and the consummation, of the merger with HSW International, Inc;

•                  conditions in the U.S. and other capital markets in which we may seek to raise financing;

•                  our future results of operations, financial condition and cash flows;

•                  the amount of capital that other PRC entities may seek to raise in foreign capital markets;

•                  PRC governmental regulation of foreign investment in career development and training services and Internet companies;

•                  economic, political and other conditions in the PRC;

•                  PRC governmental policies relating to foreign currency borrowings; and

•                  any new laws and regulations that may require various PRC government approvals for securities offerings by companies engaged in the Internet sector in the PRC.

Our inability to raise additional funds on favorable terms, or at all, could force us to scale back our planned expenditures, which could adversely affect our growth prospects.  As of the date of this prospectus, we do not have any financing arrangements.  In connection with the merger between us and HSW International, HSW International has received commitments to obtain financing by issuing shares of HSW International common stock with an aggregate value of $22.5 million to a group of investors pursuant to stock purchase agreements.  These equity financing arrangements are subject to, among other things, the consummation of the merger.  For further details on the equity financing arrangements contemplated in connection with the merger, please see our Current Report on Form 8-K, filed with the SEC on April 21, 2006.

If we raise capital by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced.  Any new securities may have rights, preferences or privileges senior to those of our common stockholders.  There can be no assurances that we will be able to obtain additional financing on terms which are acceptable or at all.

We are an early stage company and therefore our business and prospects are difficult to evaluate.

Our distribution operating companies commenced operations from 2000 through 2002.  New Tech Handels GmbH commenced initial operations in 2000 and was sold in 2004, Holdings and FUTAC commenced initial operations in 2001, and Global Creative, Telecommunications, and Auto Mobile Trading commenced initial operations in 2002.  Furthermore, our career development and training services segment, Intac Purun, commenced operations in 2003 and Intac Advertising, Intac Technology and INTAC Deutschland commenced initial operation in 2004.  Huana Xinlong commenced operations in 2004 and was purchased by us in December 2004.  We have only recently refocused our business model to the career development and training services segment and we have very limited experience in this industry.  Substantially all of our revenues to date have been in our distribution/ telecommunications segment, and we face substantial risks that our results of operations will be materially and adversely affected by the shift in focus if we are unable to successfully implement our business plans.  Consequently, we are an early stage company with a limited operating history upon which investors and others can evaluate our current business and our prospects.  Our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development.  Some of the risks and difficulties we expect to encounter include our ability to:

•                  continue to raise additional working capital, the lack of which would likely have a significant negative impact on our long-term business plan and our ability to take advantage of our strategic alliances and to successfully execute our expansion plan;

•                  manage the increased expense structure assumed by us as a U.S. public company including, without limitation, compliance with provisions implemented as a result of the Sarbanes-Oxley Act;

•                  manage the anticipated rise in operating expenses;

•                  manage and implement successfully new business strategies;

•                  adapt and successfully execute our evolving and unpredictable business model, with which we have only limited experience;

•                  continue to sell products outside of traditional distribution channels;

•                  establish and take advantage of contacts and strategic relationships;

•                  adapt to our intended diversification into other industries and geographic regions;

•                  continue to purchase sufficient inventory on terms favorable to us;

•                  manage our inventory costs and obsolescence risks;

•                  manage and adapt to rapidly changing and expanding operations;

•                  implement and improve operational, financial and management systems and processes;

•                  respond effectively to competitive developments;

•                  attract, retain and motivate qualified personnel; and

•                  manage each of the other risks set forth in this prospectus.

Because of our lack of operating history and the early stage of our development, we have limited insight into trends and conditions that may exist or might emerge and affect our business, especially the career development and training services and wireless handset market where we have very limited history.  We cannot be certain that our business strategy will be successful or that we will successfully address these risks.  Any failure to successfully implement our new business plans would have a material adverse effect on our business, results of operations and financial condition.

The growth we seek is rare.

Substantial future growth will be required in order for us to realize our business objectives.  Growth of this magnitude is rare.  To the extent we are capable of growing our business as necessary, we expect that such growth will place a significant strain on our managerial, operational and financial resources.  We must manage our growth, if any, through appropriate systems and controls in each of these areas.  We must also establish, train and manage a larger work force.  If we do not manage the growth of our business effectively, our revenues and profits could be materially and adversely affected.

We are controlled by Wei Zhou, our Chief Executive Officer.

Mr. Zhou, our Chief Executive Officer, beneficially owns approximately 52.0% of the outstanding shares of our common stock and is our largest stockholder.  Accordingly, he may control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions.  He can also exercise control in preventing or causing a change in control.

Mr. Zhou’s ownership stake could discourage others from initiating any potential merger, takeover or change of control transaction that might be beneficial to our business.  As a result, the market price of our common stock may be adversely affected.

Mr. Zhou owns a majority of our common stock and we are therefore a ”controlled company” within the meaning of the rules of Nasdaq Stock Market.  Thus, we are not required to comply with certain corporate governance rules of the Nasdaq Stock Market that would otherwise apply to us as a listed company on the Nasdaq Capital Market.

Specifically, we are not required to have a majority of independent directors on our board of directors and we are not required to have nominating, corporate governance and compensation committees composed of independent directors.  Should the interests of Mr. Zhou differ from those of other stockholders, the other stockholders may not be afforded the protections of having a majority of directors on the board who are independent from our principal stockholders or our management.

We depend, almost entirely, on the services of Mr. Zhou.

Our success is substantially dependent on the efforts of Mr. Zhou.  Mr. Zhou is our key contact with all of our most significant suppliers and customers and the MOE.  Therefore, we are almost entirely dependent on his services.  The loss or interruption of the continued full-time service of Mr. Zhou would materially and adversely affect our business.  We do not maintain key man insurance on the life of Mr. Zhou.  To support our anticipated growth, we will be required to effectively recruit, develop and retain additional qualified management.  If we are unable to attract and retain such necessary personnel, it could have a materially adverse effect on our growth.

We depend on other key personnel and our business may be severely disrupted if we lose the services of our other key executives and employees.

Our future success is heavily dependent upon the continued service of our key executives and employees.  If one or more of our key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted.  In addition, if any of these key executives or employees joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel.  We do not maintain key-man life insurance for any of our key executives.

We also rely on a number of key technology staff for the operation of Intac Purun and Huana Xinlong.  Given the competitive nature of the industry, the risk of key technology staff leaving Intac Purun and Huana Xinlong is high and could have a disruptive impact on our operations.  We do have employment agreements in place with key management of Huana Xinlong, but there can be no guarantees that these will be honored.

If we are unable to recruit, develop and retain qualified personnel, our current business and future growth may be materially and adversely affected.

The success and growth of our business depends heavily on our ability to effectively recruit, develop and retain skilled management and other personnel.  Successful expansion of our career development and training services business segment depends on a personnel with expertise and relationships in China and other geographic markets and in industries such as mobile telecommunications, education and marketing.  Likewise, the success and growth of our distribution/telecommunications business segment depends on personnel with the necessary skills and relationships to expand our business with mobile communications distributors such as equipment wholesalers, agents and retailers.  Both of our business segments depend on personnel with expertise in local and national PRC governmental regulations and entities, especially with regard to education, employment, telecommunications and the Internet.  If we are unable to attract and retain critical skilled management and other personnel, our business segments may be materially and adversely affected.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder have imposed demands upon and required changes in our operational systems and processes, corporate governance, and compliance and disclosure processes, and the Nasdaq Stock Market has implemented changes in its requirements for companies that are listed on it.  These developments have resulted in increases in our expenses for information systems, auditing and consulting fees, legal compliance and financial reporting costs.  These developments could make it more difficult for us to attract and retain qualified members of our board of directors or executive officers.

Our internal control over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur.  Material weaknesses existed at September 30, 2005 with our internal control over financial reporting.  Internal control over financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objective will be met.

Evaluations are made of our internal control over financial reporting and our disclosure controls and procedures, which include a review of the objectives, design, implementation and effect of the controls and information generated for use in our periodic reports.  In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, are being undertaken.  This type of evaluation is conducted on a quarterly basis so that the conclusions concerning the effectiveness of our controls can be reported in our periodic reports.

In connection with management’s evaluation of the effectiveness of our internal control over financial reporting as of September 30, 2005, we determined that material weaknesses existed with our internal control over financial reporting.  Management has taken various actions to improve our internal controls in the identified areas and these weaknesses have been resolved as of March 31, 2006.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied.  Internal control over financial reporting and disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives.  We cannot provide absolute assurance that all possible future control issues within our company have been or will be detected.  These inherent limitations include the real world possibility that judgments in our decision making can be faulty, and that isolated breakdowns can occur because of simple human error or mistake.  The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions.  Because of the inherent limitations in a cost effective control system, misstatements due to error could occur and not be detected.

Risks Related to our Career Development and Training Services

Many of our products and services in the career development and training services segment are new and unproven and we may not be able to implement them profitably or at all.

Many of our proposed products and services in the career development and training services segment are new and unproven.  We have very limited experience in these products and services, and we have limited experience in determining the pricing of these products and services.  Customers and potential business partners may not determine to use our products and services.  If we are not successful in developing, releasing and marketing these products and services on a profitable basis, our results of operations would be materially and adversely affected.

Because we face significant competition, including intense competition in several of our markets, we may lose market share and our results of operations may be materially and adversely affected.

We face significant competition in our career development and training services.  Our INTAC Mobile Telecommunications Institute faces competition from universities and private firms offering software and telecommunications related training.  Our Education Management Software Business Unit faces competition from several domestic private firms, some of which offer more complete product lines than us.  Our Database Management Business Unit faces competition from local and national, primarily domestic, firms.  Our online recruitment services, including www.phrbank.com and www.joyba.com, face competition from other dedicated job search websites such as 51job.com, ChinaHR.com, Cjol.com and Zhaopin.com, as well as increasing levels of competition from national Internet portals in China such as NetEase.com, sina.com, sohu.com and tom.com, each of which provides online recruitment services.  In addition, many executive search firms and other competitors currently engaged in print advertising have started to internally develop or acquire online capabilities.  Our executive search and other human resource related businesses face significant competition from a variety of Chinese and foreign firms in all of our markets, including certain firms that compete with us in the market for online recruitment advertising.

Many of our competitors or potential competitors have long operating histories, may have greater financial, management, technological development, sales, marketing and other resources than we do, and may be able to adopt our business model.  As a result of competition, we may experience reduced margins, loss of market share or less use of our services.  We cannot assure you that existing or future competitors will not develop or offer services and products which provide significant performance, price, creative or other advantages over our services.  If we are unable to compete effectively with current or future competitors as a result of these or other factors, our market share and our results of operations may be materially and adversely affected.

A significant delay by the PRC government in issuing 3G telecommunications licenses to telecommunications services providers may materially and adversely affect the implementation of our business strategy in the mobile telecommunications training area.

The success of our business strategy to become a leading provider of 3G mobile telecommunications training for information technology, or IT, professionals depends on the issuance by the PRC government of 3G telecommunications licenses to telecommunications services providers employing such IT professionals.  Despite predictions from telecommunications equipment manufacturers, operators and researchers that such licenses will be forthcoming by the first half of 2006, it is not clear when the PRC government will issue its first 3G telecommunications licenses, how many will be issued or what technology standards will be adopted.  Additionally, adoption of 3G technology will require a large infrastructure investment and will require the PRC government to decide whether to adopt the TD SCDMA technology standard developed in China, or WCDMA or CDMA 2000, and which telecommunications companies will be awarded the first 3G licenses.  Any delay in the adoption of 3G technology or the adoption of competing technology may limit the marketability of our training and cause us to fail to meet our revenue and profitability growth objectives.

If we fail to effectively identify, establish and operate new institutes, to license our courseware, or to gain acceptance of our corporate training in the marketplace, our growth may be slowed and our profitability may be impaired.

As part of our business strategy, we anticipate opening and operating new institutes at various locations throughout China.  Establishing new institutes poses challenges and requires us to make investments in management and capital expenditures, incur marketing and advertising expenses and devote other resources.  We cannot be sure that we will be able to identify suitable opportunities to launch IMTI successfully, establish new institutes, or to achieve our targeted growth rate.  Additionally, we cannot be sure that we will be able to successfully integrate or profitably operate any new institutes.  Any failure by us to effectively identify, establish and manage the operations of newly established institutes could cause us to fail to meet our revenue and profitability growth objectives and make any newly established institutes more costly to operate than we had planned and have a material adverse effect on our results of operations.  We further intend to license our courseware and to offer corporate training.  There can be no assurance that we will be able to successfully license our courseware or to gain customers for our corporate training, each of which could cause us fail to meet our revenue and profitability growth objectives.

Our financial performance depends, in part, on our ability to continue to develop awareness and acceptance of our programs among high school graduates and working adults.

The awareness of our programs among high school graduates and working adults is important to the success of IMTI.  If we were unable to successfully market or advertise our programs, our ability to attract and enroll prospective students in our programs would be adversely affected and, consequently, our ability to increase revenue and profitability would be impaired.  The following are some of the factors that could prevent us from successfully marketing or advertising our programs:

•                  student dissatisfaction with our programs and services;

•                  employer dissatisfaction with our programs and services;

•                  diminished access to students and technology professionals;

•                  our failure to maintain or expand our brand or other factors related to our marketing or advertising practices; and

•                  changes in mobile telecommunications technology.

We rely on our exclusive relationship with the MOE and the EMIC to ensure the success of the career development and training services segment.

Huana Xinlong’s software for educational institution administration currently is designated as the standard of the China School Administration System for primary and middle schools in China by the EMIC.  Intac Purun currently has an exclusive arrangement with the EMIC to use the database of Chinese students compiled by the MOE.  Our business plan relies on these exclusive arrangements, our ability to commercialize the database of graduates made available to us as a result of these relationships and continued utilization and adoption of our education software by the EMIC.  The loss of our exclusive arrangements with the MOE or the EMIC would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Internet and Our Technology Infrastructure

The state of the telecommunications and Internet infrastructure in China may limit our growth.

We rely on the Internet for certain aspects of our business, including our Internet portals and collection of data for our Database Management Business Unit.  The telecommunications and Internet infrastructure in China is not well developed and is subject to regulatory control and/or ownership by the Chinese government.  The cost of Internet access is high relative to the average income in China.  Failure to further develop this infrastructure could limit our ability to grow.  Alternatively, as this infrastructure improves and Internet use increases, we may not be able to scale our systems proportionately.  Our reliance on this infrastructure makes us vulnerable to disruptions or failures in service, without sufficient access to alternative networks and services.  Such disruptions or failures could reduce our user satisfaction.  Should these risks be realized, our ability to increase revenues and profitability would be impaired.

Our operations are vulnerable to natural disasters and other events, as we only have limited backup systems and do not maintain any backup servers outside of China.

We have limited backup systems and could experience system failures and electrical outages from time to time in the future, which could disrupt our operations.  All of our servers and routers are currently hosted in a single location.  We do not maintain any back up servers outside of Beijing.  We do not have a disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events.  If any of the foregoing occurs, we may experience a complete system shutdown.  We do not carry any business interruption insurance.  To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our websites to mirror our online resources.  Although we carry property insurance with low coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation that may occur.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

Internet usage could decline if any well-publicized compromise of security occurs.  “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment.  Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service.  We may be required to expend capital and other resources to protect our website against hackers.  We cannot assure you that any measures we may take will be effective.  In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability, as well as materially damage our reputation and decrease our user traffic.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success.  Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation.  We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights.  Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.  Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving.  In particular, the laws of the PRC and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.  Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties.  We may in the future be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business.  In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives.  We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit.  Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

Risks Related To the Distribution Industry

Our “efficient distribution” business model may not continue to be successful, which could result in the need to quickly change our growth strategy or business plan.

Our “efficient distribution” business model is premised upon our ability to acquire inventory in bulk at competitive prices and quickly resell the products.  Our Distribution/Telecommunications Segment is a pure distribution business, and we do not currently offer any additional services or product enhancements to accompany the sale of our inventory.  To the extent that customer preferences dictate that additional services or product enhancements are required to successfully compete in the wireless products industry, we may be forced to quickly change our distribution business plan, which could have a material adverse effect on our business, financial condition and results of operations.  While we attempt to distinguish ourselves based upon price and our ability to adapt to changes in market trends, many of our competitors couple their distribution of wireless communications products with product enhancements and services.

We are a small player in a highly competitive environment.

We compete with numerous well-established companies, many, if not most, of which are larger and have greater capital and management resources than we do.  In certain markets, we face competition from manufacturers of products that we resell and from our own suppliers.  We compete primarily on the basis of price, inventory availability, delivery time and our customer relationships.  To the extent our competitors market the same or similar products and have superior financial resources, those competitors will be better able to withstand substantial price competition and to implement extensive promotional programs.  We expect price competition to increase in the future.  Because of this intense competition, wholesale distributors, including INTAC, generally operate with low gross margins.  Our ability to remain competitive will be largely dependent on our ability to control costs and protect profit margins, and to anticipate and respond to various factors affecting the industry.  These factors include new product introductions, changes in consumer preferences, demographic trends, international, national, regional and local economic conditions, and discount pricing strategies implemented by competitors.  In addition, our business plan could be adversely affected if product manufacturers elect to market wireless products directly to consumers rather than through distribution networks.  The trend for direct sales by manufacturers to end-users has accelerated in the European Union, therefore reducing the margins and business opportunities for companies like ours that resell manufacturers’ products.  In addition, we face competition from network operators that discount the price of wireless communications products in connection with promotional efforts to sell wireless communications services.  No assurance can be given that we will compete successfully in the wholesale distribution market, particularly if we enter into new international markets.

We are dependent on a single supplier and do not maintain sufficient redundant sources of supply at this time.

We have historically purchased substantially all of the handsets resold by us from only a few wholesalers.  For the nine months ended September 30, 2005, we purchased 72.4% of our wireless handsets from T-Mobile.  Although we intend to seek out and obtain additional sources of supply in the near future, we do not currently have any commitments of supply for any new premium wireless handsets.  Accordingly, we are currently dependent on our existing few suppliers, and in particular T-Mobile, to provide us with adequate inventories.  To the extent that any manufacturers or distributors or existing or future suppliers terminate or modify the terms of their relationships with our suppliers to discourage resales by us, our suppliers may cease providing products to us at the favorable pricing that we currently enjoy.  Loss of our ability to purchase product from these suppliers, or the failure by these or other suppliers to supply competitive products on a timely basis and on favorable terms, or at all, would have a material adverse effect on our business and operations.  Any determination by T-Mobile not to supply us with handsets in the future could have a material adverse effect on our business.

Our largest customer represents a majority of our distribution business and our success depends, in significant part, on our ability to retain this customer.

Our largest customer represents a majority of our distribution business.  For the nine months ended September 30, 2005, our customer, Mr. Lam, represented 53% of our revenues.  In addition, for the six months ended March 31, 2006, we derived substantially all of our distribution revenues from Mr. Lam.  We do not maintain sales contracts with this or any other of our customers.  In addition, we have entered into an installment payment plan agreement with Mr. Lam to pay his current balance due over a period of nine months.  Monthly payments of $1.7 million are being made in accordance with this agreement.  As part of this installment payment plan agreement, we have agreed that all future sales to Mr. Lam are due and payable within 45 days.  If this customer was to reduce or stop purchasing products from us prior to the time that we were able to obtain significant additional customers, our business, operating results and financial condition would be materially adversely affected.  We cannot assure you that any of our principal customers will be customers of ours in future periods.

We are subject to risks of customers defaulting on payments due.

In some cases, we will give credit terms to customers for the balance outstanding if they have an established and good payment history with us.  As of March 31, 2006, our largest customer, Mr. Lam, had a receivable balance of approximately $14.5 million.  We have entered into an installment payment plan agreement with Mr. Lam to pay his balance outstanding at September 30, 2005 over a period of nine months.  Monthly payments of $1.7 million are being made in accordance with this agreement.  As part of this installment payment plan agreement, we have agreed that all future sales to Mr. Lam are due and payable within 45 days.  Additionally, our Career Development Services receivables balance totaled $5.7 million at March 31, 2006.  This receivable relates primarily to Huana Xinlong and the sale of educational software to school districts within China.  These school districts pay for their software purchases using funds supplied by the Chinese government.  Historically, this funding takes many months, which is typical of the business process in China.  As of March 31, 2006, approximately $3.5 million of our trade receivable balance relates to sales of educational software completed over 365 days ago.  While believe these Career Development Services receivables to be fully collectible, the timing of the collections cannot be estimated with certainty.  We are susceptible to companies that do not pay or delay payment of their outstanding balances due for reasons beyond our control, including Mr. Lam in particular.  Any failure of, or undue delay by, our customers in making payments us would have a material adverse effect on our business, financial condition and results of operations.

We do not have any vendor or customer contracts for new premium wireless handsets, which renders our supply and distribution channels particularly unstable.

We do not have any long-term agreements with our suppliers of new premium handsets, and instead we acquire our inventory pursuant to purchase orders at prices that fluctuate frequently.  In addition, we resell our inventory to various retail and wholesale distributors based upon purchase orders at varying prices, and we do not have any long-term contracts with any of our customers.  Accordingly, our suppliers are not contractually obligated to sell to us in the future, and our customers are not contractually obligated to buy from us in the future.

Our distribution business operates on a low-margin basis, and our margins may be reduced in the future.

Our distribution business operates on a high-volume, low-margin basis.  Our ability to generate sales is based upon our having an adequate supply of products.  The gross margins that we realize on sales of wireless handsets could be reduced due to increased competition or a growing industry emphasis on cost containment.  In addition, we expect our operating expenses to increase significantly as we expand into new geographic markets and incur additional personnel, legal, accounting and other costs associated with operating as a public company.  Therefore, our future profitability will depend on our ability to increase sales to cover our additional expenses.  We may not be able to substantially increase sales rates.  Even if our sales rates do increase, the gross margins that we receive from our sales may not be sufficient to make our future operations profitable.

We are subject to risks of inventory price declines and obsolescence.

We purchase inventory at prices that fluctuate regularly, sometimes daily, based upon market conditions.  Although we typically locate a buyer for all or some portion of a supply order prior to effecting a purchase from our suppliers, we necessarily assume inventory, price erosion and obsolescence risks for all unsold or unallocated products.  These risks are especially significant with wireless telephone products because they generally are characterized by rapid technological change and obsolescence which affects customer demand.  Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales.  Our initial operations have focused primarily on wholesale distribution networks, which generally have a shorter inventory cycle than retail sales.  If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value.

If we experience problems in our distribution operations, we could lose customers.

In addition to inventory suppliers, we depend on several other third parties over whom we have limited control, including, in particular, freight forwarding companies and common carriers.  We have no long-term relationships with any of these parties.  We are, therefore, subject to risks, including risks of employee strikes and inclement weather, which could result in failures by such parties to provide services to us in a timely manner, and those relating to price increases.  These could damage our reputation and have a material adverse effect on our financial condition and results of operations.

New technologies may reduce the demand for our products.

The technology relating to wireless handsets changes rapidly, and industry standards are constantly evolving, resulting in rapid product obsolescence and short product life cycles.  If other companies develop and commercialize new technologies or products in related market segments that compete with existing wireless technologies, it could materially change the types of products that we may be required to offer or result in significant price competition.  Notwithstanding our efficient distribution strategy, product obsolescence could result in significantly increased inventories of our unsold products.  Furthermore, if we elect to stock our inventories in the future with any of these technologies and products, we will run the risk that our existing customers and consumers may not be willing, for financial or other reasons, to purchase new equipment necessary to utilize these new technologies.  There is no assurance that new technologies will not reduce the demand for our products.

We may become subject to suits alleging medical risks associated with our wireless handsets.

Lawsuits or claims have been filed or made against manufacturers of wireless handsets over the past several years alleging possible medical risks, including brain cancer, associated with the electromagnetic fields emitted by wireless communications handsets.  There has been only limited relevant research in this area, and this research has not been conclusive as to what effects, if any, exposure to electromagnetic fields emitted by wireless handsets has on human cells.  Substantially all of our revenues are derived, either directly or indirectly, from sales of wireless handsets.  Because of our participation in the distribution of wireless handsets, we may become subject to lawsuits filed by plaintiffs alleging various health risks from our products.  If any future studies find possible health risks associated with the use of wireless handsets or if any damages claim against us is successful, it would likely have a material adverse effect on our business.  Even an unsubstantiated perception that health risks exist could adversely affect our ability or the ability of our customers to market wireless handsets.

Risks Attributable To International Operations

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

Substantially all of our operations are conducted in China and substantially all of our growth in revenues will be generated from providing career development and training services for customers in China, including the government.  Although the PRC economy and government spending on education have grown significantly in recent years, we cannot assure you that such growth will continue.  Career development and training services businesses are all relatively new industries in China, and we may be sensitive to a slowdown in economic growth or other adverse changes in the PRC economy.  In response to adverse economic developments, employers might hire fewer permanent employees, engage in hiring freezes, lay off employees, or reduce spending on marketing and the PRC government might reduce spending on education.  As a result, a slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our services and materially and adversely affect our business.

PRC laws and regulations related to the PRC Internet sector are unclear and will likely change in the near future.  If we are found to be in violation of current or future PRC laws or regulations, we could be subject to severe penalties.

The PRC regulates its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the PRC Internet sector and the existence and enforcement of content restrictions on the Internet.  We believe that our current ownership structure complies with all existing PRC laws, rules and regulations.  There are, however, substantial uncertainties regarding the interpretation of current PRC Internet laws and regulations.  Accordingly, it is possible that the PRC government will ultimately take a view contrary to ours.

Issues, risks and uncertainties relating to PRC government regulation of the PRC Internet sector include the following:

The PRC enacted regulations applying to Internet-related services and telecom-related activities.  While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services.  If these regulations are interpreted to be inconsistent with our ownership structure, our business will be severely impaired.

Under the agreement reached in November 1999 between the PRC and the United States concerning the United States’ support of China’s entry into the World Trade Organization, or the WTO, foreign investment in PRC Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including PRC Internet ventures, for the first year after China’s entry into the WTO, 49% in the second year and 50% thereafter.  China officially entered the WTO on December 11, 2001.  However, the implementation of China’s WTO accession agreements is still subject to various conditions.

The Ministry of Information Industry, or the MII, has also stated that the activities of Internet content providers are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider.  Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities.  The areas of regulation currently include online advertising, online news reporting, online publishing, online securities trading and the provision of industry-specific (e.g., drug-related) information over the Internet.  Other aspects of our online operations may be subject to regulation in the future.

The interpretation and application of existing PRC laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, PRC Internet companies, including us.

Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion or all of our existing or future ownership structure and business violate existing or future PRC laws, regulations or policies.  It is also possible that the new laws or regulations governing the PRC Internet sector that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our proposed businesses and operations.  In addition, these new laws and regulations may be retroactively applied to us.

If we are found to be in violation of any existing or future PRC laws or regulations, the relevant PRC authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

•                  levying fines;

•                  confiscating our income;

•                  revoking our  business license;

•                  shutting down our servers and/or blocking our websites;

•                  requiring us to restructure our ownership structure or operations; and

•                  requiring us to discontinue any portion or all of our Internet business.

Any of these actions could have a material adverse effect on our financial condition and results of operations.

We have attempted to comply with restrictions on foreign investment in the PRC Internet sector imposed by the PRC government by entering into agreements with the stockholders of Tianjin Weilian, an investment holding company holding a 45% equity interest of Intac Purun, and the stockholders of Tianjin Chengtai, an investment holding company holding a 15% equity interest of Intac Purun.  If the PRC government finds that agreements entered into with respect to the ownership and operation of Intac Purun do not comply with the relevant foreign investment restrictions, our business in the PRC will be adversely affected.

In order to meet ownership requirements under PRC law which impose restrictions on foreign investment in the PRC Internet sector, INTAC entered into agreements with the stockholders of Tianjin Weilian, an investment holding company holding a 45% equity interest of Intac Purun, and the stockholders of Tianjin Chengtai International Trading Limited, an investment holding company holding a 15% equity interest of Intac Purun, to exert effective control over Intac Purun.

The legal uncertainties associated with PRC government regulations and the nature of the restructuring through which we exert effective control over Intac Purun may be summarized as follows:

•                  whether the PRC government may view our structure as being in compliance with its laws and regulations;

•                  whether the PRC government may impose additional regulatory requirements with which we may not be in compliance; and

•                  whether the PRC government will permit INTAC or Intac Purun to obtain current licenses or acquire future licenses necessary in order to conduct operations in the PRC.

We cannot be sure that our restructured operations and activities will be viewed by PRC regulatory authorities as in compliance with applicable PRC laws and regulations.  Our business will be materially adversely affected if our business license is revoked as a result of non-compliance.  In addition, we may not be able to obtain all of the licenses we may need in the future.  Future changes in PRC government policies affecting the provision of information services, including the provision of online services and Internet access, may impose additional regulatory requirements on us or our service providers or otherwise harm our business.

Our international operations subject us to other significant risks.

Our international operations expose us to a wide variety of other risks including increased credit risks, customs duties, import quotas and other trade restrictions, potentially greater inflationary pressures, shipping delays, the risk of failure or material interruption of wireless systems and services, possible wireless product supply interruption and potentially significant increases in wireless product prices.  Changes may occur in foreign trade and investment laws in the territories and countries where we operate.  U.S. laws and regulations relating to investment and trade in foreign countries could also change to our detriment.  Any of these factors could materially and adversely affect our revenues and profits.  We are subject to risk of political instability and trade sanctions within China.

China has traditionally been a closed market with strict political controls.  As China shifts to a market economy, growing economic and social freedoms may conflict with the more restrictive political and governmental policies.  In addition, democratic countries throughout the world have, from time to time, attempted to use economic and other sanctions to achieve political or social change in other countries.  In addition, the Chinese government has insisted that Taiwan is part of China and, from time to time, has threatened military action in the region when Taiwanese independence has been asserted.  Each of these factors could result in economic sanctions, economic instability, the disruption of trading and war within China and the Asia-Pacific Rim, any of which could result in our inability to conduct business operations in China.  Because a substantial majority of our business is currently within China, the disruption of distribution channels into China would have material and adverse consequences to us.

Further risks relating to international operations include, but are not restricted to, unexpected changes in legal and regulatory requirements, changes in tariffs, exchange rates and other barriers, political and economic instability, possible effects of war and acts of terrorism, difficulties in account receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing international operations, difficulties in protecting INTAC’s intellectual property overseas, seasonality of sales and potentially adverse tax consequences. Any of these factors could materially and adversely affect our revenues and profits.

Political, Economic and Regulatory Risks

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Some of our revenues and operating expenses are denominated in Renminbi.  Currently, we may purchase foreign exchange for settlement of “current account transactions” without the approval of the State Administration for Foreign Exchange, or SAFE.  We may also retain foreign exchange in our current account (subject to a ceiling approved by the SAFE) to satisfy foreign exchange liabilities or to pay dividends.  However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase and retain foreign currencies in the future.

Since a significant amount of our future revenues will be in Renminbi, existing and future restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies.

We are subject to risks of currency fluctuations and exchange restrictions.

Currency fluctuations, devaluations and exchange restrictions may adversely affect our liquidity and results of operations.  A substantial portion of our business currently involves the purchase of wireless telephones in Europe for resale in the Asia-Pacific Rim.  We attempt to manage the risk of foreign currency devaluation by holding wireless telephone products that are not allocated to a particular customer in inventory for a short time (typically less than 30 days) and by requiring our customers to pay cash (in local currency) for the full price of an order upon delivery.  To the extent that our inventory cycle increases, the risks of currency fluctuations decreasing our gross margins on sales of our products will increase.  In addition, in some countries, local currencies may not be readily converted into Euros or U.S. dollars (or other “hard currencies”) or may only be converted at government-controlled rates, and, in some countries, the transfer of hard currencies offshore has been restricted from time to time.  Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure, if at all.  Our revenues as expressed in our U.S. dollar financial statements will decline in value if Renminbi depreciates relative to the U.S. dollar.  In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars.

Regulation and censorship of information collection and distribution in China may adversely affect our business.

China has enacted regulations governing Internet access and the distribution of news and other information.  Furthermore, the Propaganda Department of the Chinese Communist Party has been given the responsibility to censor news published in China to ensure, supervise and control a particular political ideology.  In addition, the MII has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of PRC laws prohibiting the distribution of content deemed to be socially destabilizing.  Because many PRC laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement may involve significant uncertainty.  In addition, the PRC legal system is a civil law system in which decided legal cases have limited binding force as legal precedents.  As a result, in many cases it is difficult to determine the type of content that may result in liability for a website operator.

Periodically, the Ministry of Public Security has stopped the distribution over the Internet of information which it believes to be socially destabilizing.  The Ministry of Public Security has the authority to cause any local Internet service provider to block any website maintained outside China at its sole discretion.  If the PRC government were to take action to limit or eliminate the distribution of information through our portal or to limit or regulate current or future applications available to users of our portal, our business would be adversely affected.

The State Secrecy Bureau, which is directly responsible for the protection of state secrets of all PRC government and Chinese Communist Party organizations, is authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information.  Under the applicable regulations, we may be held liable for any content transmitted on our portal.  Furthermore, where the transmitted content clearly violates the laws of the PRC, we will be required to delete it, and where the transmitted content is considered suspicious, we are required to report such content.  We must also undergo computer security inspections, and if we fail to implement the relevant safeguards against security breaches, our operations in the PRC may be shut down.

Although the PRC has several laws and regulations relating to the use of the Internet, addressing personal privacy in use of the Internet and the freedom of communications, the PRC government does not restrict online service providers in the collection, transmission and commercial use of personal information or data.  Personal data is protected from unlawful use by general statutes and by any contractual arrangement between the user and the service provider.

Since spring of 2005, the National People’s Congress and the State Council have begun legislative review of a draft Law for Protection of Personal Information which provides a wider scope of information protection than that required to merely protect the personal privacy of a citizen.  Cellular phone number, home address, medical files and occupational information will all be protected.  The draft further provides that usage of such personal information by service providers (excluding the national security authority, research institutions, and news agency) shall be subject to the prior authorization of each individual and violation under this law could result in administrative, civil, and be even criminal liabilities.  If regulations are adopted addressing the collection, transmission and commercial use of personal information or data, we could be subject to these penalties, certain aspects of our business plan may no longer be viable and our business would thus be adversely affected.

Political and economic policies of the PRC government could affect our business.

A significant portion of our business, assets and operations are located in China and a significant portion of our future revenues are expected to be derived from our operations in China.  Accordingly, our business could be adversely affected by changes in political, economic or social conditions in China, adjustments in PRC government policies or changes in laws and regulations.

The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

•                  structure;

•                  level of government involvement;

•                  level of development;

•                  level of capital reinvestment;

•                  growth rate;

•                  control of foreign exchange; and

•                  methods of allocating resources.

Since 1949, China has been primarily a planned economy subject to a system of macroeconomic management.  Although the Chinese government still owns a significant portion of the productive assets in China, economic reform policies since the late 1970s have emphasized decentralization, autonomous enterprises and the utilization of market mechanisms.  We cannot predict what effects the economic reform and macroeconomic measures adopted by the Chinese government may have on our business or results of operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to us.

The PRC legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which decided legal cases have little precedential value.  In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general.  We are subject to laws and regulations applicable to foreign investment in mainland China.  However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to us and other foreign investors.  In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Internet, our ownership structure and currency exchange, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

It may be difficult to enforce any civil judgments against us or our board of directors or officers, because most of our assets are located outside of the United States.

Although we are incorporated in the State of Nevada, substantially all of our assets are located in the PRC.  As a result, it may be difficult for investors to enforce outside the United States any actions brought against us in the United States, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.  In addition, certain of our directors and officers and all or a substantial portion of their assets may be located outside the United States (principally in the PRC).  As a result, it may not be possible for investors to effect service of process within the United States upon those directors and officers, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.  There is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

Risks Related to the Market for Our Common Stock

Because of factors unique to us and our forecast of anticipated financial performance, the market price of our common stock is likely to be particularly volatile.  The market price of our common stock has been and will likely continue to be volatile.

Because of the relatively small number of shares of our common stock available for resale on The Nasdaq Capital Market, the early stage of our business and numerous other factors, the trading price of our common stock has been historically volatile, and is likely to continue to be volatile.  In addition, the Nasdaq Stock Market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies.  In addition, actual or anticipated variations in our quarterly operating results, the introduction of new services, products or technologies by our suppliers or our competitors, changes in conditions or trends in the wireless telecommunications industry, changes in governmental regulation, or changes in securities analysts’ estimates of our future performance or that of our competitors or our industry in general, could all affect future stock performance.  From time to time, we also may publicly forecast anticipated performance goals, and our failure to meet such expectations could adversely affect our future stock performance.  Furthermore, investors in our shares may experience a decrease in the value of their shares regardless of our operating performance or prospects.  Investors should not consider acquiring our common stock unless they are able to absorb a complete loss of their investment.

The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price.

There were 22,911,727 shares of our common stock outstanding as of  May 26, 2006 .  Most of these shares are either freely tradable without restriction under Rule 144(k) under the Securities Act of 1933 or are tradable subject to the notice, volume and manner of sale restrictions of Rule 144 under the Securities Act.

In July 2004, we registered the resale of an aggregate of 1,800,000 shares of our common stock to two accredited investors who purchased shares of our common stock in private placements.  All of these shares are currently freely tradable without restriction.  Pursuant to this prospectus, we are registering the resale of an additional 1,601,272 shares of our common stock.

The sale or availability for sale of these shares could adversely affect the market price for our shares.

Anti-takeover provisions of Nevada Law, our certificate of incorporation and bylaws could delay or deter a change in control.

Some provisions of our certificate of incorporation and bylaws, as well as various provisions of Nevada law, may make it more difficult to acquire our company or effect a change in control of our company, even if an acquisition or change in control would be in the interest of our stockholders or if an acquisition or change in control would provide our stockholders with a premium for their shares over then current market prices.

The power of our board of directors to designate and issue shares of preferred stock could have an adverse effect on holders of our common stock.

Our certificate of incorporation authorizes our board of directors to designate and issue one or more series of preferred stock, having rights and preferences as the board may determine, and any such designations and issuances could have an adverse effect on the rights of holders of common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that we believe are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by such acts.  These statements describe our attempt to predict future events, such as our plans for future expansion, our ability to achieve satisfactory operating performance, the viability of our business model, our expansion into other businesses and pursuit of other business opportunities, and our intent to focus our business operations in specific geographic markets.  The words “may,” “expect,” “believe,” “plan,” “intend,” “anticipate,” “estimate,” “continue,” and similar expressions, as well as discussions of our strategy and pending transactions, are intended to identify forward-looking statements.  Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements.  The important factors listed in the section entitled “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in any forward-looking statements.  You should be aware that the occurrence of the events described in these factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations or financial condition.  You should also be aware that the ”forward-looking” statements are subject to a number of risks, assumptions and uncertainties, such as:

•                  our merger with HSW International, Inc., announced on April 21, 2006, and anticipated to close in the fourth quarter of fiscal year 2006;

•                  our ability to effectively execute our business plan;

•                  the early-stage status of our career development and training business segment and its evolving, unproven and unpredictable business model;

•                  our ability to collect our accounts receivable;

•                  our ability to continue to raise additional working capital, the lack of which would likely have a significant negative impact on our long-term business plan and our ability to take advantage of our strategic alliances and to successfully execute our business plan;

•                  statements made concerning the revenues or operating performance expected beyond the nine months ended September 30, 2005;

•                  the increased expense structure assumed by us as a U.S. public company;

•                  our ability to achieve satisfactory operating performance;

•                  the viability of our business model;

•                  our expansion into other businesses and pursuit of other business opportunities;

•                  the results of our intended diversification into other industries and geographic regions;

•                  the impact of health risks on the economic environment;

•                  the PRC government may prevent us from conducting business in China;

•                  political and economic events and conditions in China and other geographic markets in which we operate;

•                  the anticipated benefits of our industry contacts and strategic relationships;

•                  our ability to establish and take advantage of contacts and strategic relationships;

•                  our ability to offset increased operating expenses by increasing revenues and operating efficiencies;

•                  our ability to react to market opportunities;

•                  the advent of new technology;

•                  complex regulations that apply to INTAC or its affiliates as an operating company in China and elsewhere;

•                  our ability to successfully remediate our internal control weaknesses; and

•                  changes in interest rates, foreign currency fluctuations and capital market conditions, particularly those that may affect the availability of credit for our products and services.

You should also be aware that those “forward-looking” statements in regards to our career development and training services business are subject to a number of further risks, assumptions and uncertainties, such as:

•                  our ability to capitalize on our career development services joint venture, Intac Purun;

•                  our ability to timely complete courseware and facilities for the IMTI and to successfully open institutes, license our courseware and market our corporate training;

•                  our ability to attract trainees for the IMTI;

•                  a significant delay by the PRC government in issuing 3G telecommunications licenses to telecommunications service providers;

•                  our lack of prior experience with the career development and training services and Internet portal business, and our ability to develop and execute an effective business plan;

•                  our ability to develop the fee-based services of the career development and training services and Internet portal business including assembling an experienced management team and retaining key personnel;

•                  any adverse change in our relationship with the EMIC and MOE which may affect our ability to maintain the use for commercial purposes of the database of student information compiled by the MOE in the PRC as well as our other databases and the continued utilization and adoption of our education software;

•                  the state of the telecommunications and Internet infrastructure in China may limit our growth;

•                  our network operations that may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable;

•                  PRC Internet laws and regulations that are unclear and will likely change in the near future;

•                  restrictions on foreign investment in the PRC Internet sector that are imposed by the PRC government; and

•                  regulation and censorship of information distribution in China which may adversely affect our business.

You should also be aware that those “forward-looking” statements in regards to our distribution/ telecommunications business are subject to a number of further risks, assumptions and uncertainties, such as:

•                  the low-margin nature of our distribution business;

•                  changes in general business conditions or distribution channels in the wireless handset industries, and our ability to react to these changes;

•                  the impact of competition in the wireless handset distribution industry, as well as in industries that we may operate in the future;

•                  our ability to continue to sell products outside of traditional distribution channels;

•                  our ability to continue to purchase sufficient inventory on terms favorable to us;

•                  our small number of current suppliers and customers;

•                  our lack of supply contracts with our vendors or distribution contracts with our customers;

•                  the concentration of a significant portion of our wireless handset distribution business with a few large customers;

•                  the highly competitive and constantly changing nature of the international wireless distribution industry; and

•                  our ability to compete in the prepaid calling card market, in which we have not previously participated.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this filing.  Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this filing or to reflect the occurrence of unanticipated events.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the forward-looking statements set forth in this prospectus.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from sales of the shares of our common stock sold pursuant to this prospectus.  We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth information regarding the current beneficial ownership of our common stock by the selling stockholder and the ”as adjusted” beneficial ownership by the selling stockholder, giving effect to the sale of the shares offered hereby.  The shares beneficially owned have been determined in accordance with rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The information in the table below is current as of May 26, 2006 and the percentage of ownership shown in the table is based on 22,911,727 shares of common stock issued and outstanding as of May 26, 2006.  All information contained in the table below is based on information provided to us by the selling stockholder and we have not independently verified this information.  The selling stockholder is not making any representation that the shares covered by this prospectus will be offered for sale.  The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.  The selling stockholder has not held any position nor had any material relationship with us or our affiliates during the past three years or as of the date of this prospectus.

	Number of Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering (3)
Name of Beneficial Owner	Number of Shares of Common Stock	As % of Class	Shares Being Offered(2)	Number	As % of Class

Forever Sino International Limited(1)	1,601,272	7.0%	1,601,272	0	0

(1)          Shares being offered consist of 1,601,272 shares of common stock issued pursuant to the terms of the Stock for Stock Exchange Agreement, dated as of December 31, 2004, and the Amendment to Stock for Stock Exchange Agreement, dated as of March 22, 2006, between the selling stockholder and us.

(2)          The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon or by reason of any stock split, stock dividend or similar transaction involving our common stock, in accordance with Rule 416 under the Securities Act of 1933.

(3)          We do not know when or in what amounts the selling stockholder may offer for sale the shares of common stock pursuant to this offering.  Because the selling stockholder may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that the selling stockholder will hold after completion of the offering.  For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares of our common stock covered by this prospectus upon the completion of the offering.

Description of Transactions with the Selling Stockholder

On December 31, 2004 and March 24, 2006, we issued 1,000,000 and 601,272 shares of our common stock to Forever Sino International Limited, respectively, as consideration for our acquisition of all of the outstanding capital stock of its wholly-owned subsidiary, Huana Xinlong.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately-negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options on the shares;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.  The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements.  If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.  The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing.  If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

DESCRIPTION OF OUR COMMON STOCK

The following summary description of our common stock is based on the provisions of our amended and restated articles of incorporation and amended and restated bylaws and the applicable provisions of the Nevada Revised Statutes.  This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated articles of incorporation, amended and restated bylaws and the Nevada Revised Statutes.  For information on how to obtain copies of our amended and restated articles of incorporation and amended and restated bylaws, see “Where You Can Find More Information.”

Common and Preferred Stock

Currently, we have authority to issue 100,000,000 shares of common stock, $0.001 par value per share.  As of May 26, 2006 22,911,727 shares of our common stock were issued and outstanding.  Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders.  We also have authority to issue 10,000,000 shares of preferred stock, $0.001 par value per share.  As of May 26, 2006, no shares of our preferred stock were issued and outstanding.  Our articles of incorporation do not provide for cumulative voting, and accordingly, the holders of majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by holders of our common stock.  If preferred stock is issued, the voting and other rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock.  Whenever there is paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over our common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled, then dividends may be paid on our common stock out of any assets legally available therefore, but only when and as declared by our board of directors.  Our articles of incorporation also provide that in the event of any liquidation, dissolution or winding up of our company, after there is paid to or set aside for the holders of any class of stock having preference over our common stock the full amount to which such holders are entitled, then the holders of the common stock, shall be entitled, after payment or provision for payment of all debts and liabilities of our company, to receive the remaining assets of our company available for distribution, in cash or in kind.  The holders of common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of any series of preferred stock that we may issue in the future.

Charter and Bylaw Provisions

Our articles of incorporation and bylaws, as amended and restated, contain, among other things, provisions described below that may reduce the likelihood of a change in the board of directors or voting control of our company without the consent of the board of directors.  These provisions could have the effect of discouraging, delaying or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders’ best interest, including offers or attempts that might result in a premium over the market price for our common stock.

Filling of Board Vacancies; Removal.  Any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual stockholders’ meeting at which directors will be elected and until such director’s successor shall have been elected and qualified.  Directors may only be removed with the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock then entitled to vote thereon.

Call of Special Meeting.  Special meetings of stockholders may be called at any time but only by our chairman of the board, the president or the secretary.

Bylaw Amendments.  The stockholders may amend the bylaws by the affirmative vote of the holders of a majority of the outstanding shares of stock of our company present in person or represented by proxy at a stockholder meeting and entitled to vote thereon.  Directors may also amend the bylaws by a majority vote of the directors present at a meeting at which a quorum is present.

Amendments to Articles of Incorporation.  Except as set forth in our articles of incorporation or as otherwise specifically required by law, no amendment of any provision of our articles of incorporation shall be made unless such amendment has been first adopted by the board of directors and approved by the affirmative vote of at least a majority of the outstanding shares of stock of our company entitled to vote thereon.

Stockholder Nominations and Proposals.  Notice of stockholder proposals and director nominations must be timely given in writing to our corporate Secretary prior to the meeting at which the matters are to be acted upon or the directors are to be elected.  To be timely, notice must be received at our principal offices not less than 70, nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, fromm such anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

LEGAL MATTERS

Rice Silbey Reuther & Sullivan, LLP will pass on the validity of the common stock offered by this prospectus for us.  Any underwriter(s) or agents will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting of INTAC International, Inc. contained in our Annual Report (Form 10-K) for the nine months ended September 30, 2005 and the consolidated financial statements for the years ended December 31, 2004 and 2003, have been audited by KBA Group LLP, independent auditors, as set forth in their report thereon included in such Annual Report and incorporated herein by reference.  Such consolidated financial statements are incorporated by reference in reliance upon KBA Group LLP reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York.  Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us.  The report, proxy and information statements and other information about us can be downloaded from the SEC’s Website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered in connection with this prospectus.  This prospectus does not contain all of the information set forth in the registration statement.  We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC.  For further information with respect to us and our common stock, you should refer to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement.  Each statement as to the contents of each contract or document is qualified in all respects by reference to the contract or document.  You may obtain copies of the registration statement from the SEC’s principal office in

Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

Our common stock is listed on The NASDAQ Capital Market under the symbol “INTN” and in Europe on the Frankfurt Stock Exchange under the symbol “WKN 805768”.  Our reports, proxy statements and other information may also be read and copied at the offices of NASDAQ at The NASDAQ Stock Market, 9600 Blackwell Road, Rockville, MD 20850.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

(1)          our Transition Report on Form 10-K for the nine month period ended September 30, 2005;

(2)          our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005;

(3)          our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2006;

(4)          our Current Reports on Form 8-K filed on March 28, 2006, and April 21, 2006;

(5)          our Definitive Proxy Statement relating to our 2006 annual meeting of stockholders filed on January 30, 2006; and

(6)          the description of our common stock set forth in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 30, 2001, and any subsequent amendments or reports filed for the purpose of updating this description.

The reports and other documents that we file after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus.  You can obtain copies of all documents which are incorporated in this prospectus by reference, not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this prospectus, without charge by writing or calling us at INTAC International, Inc., Attention: J. David Darnell, Senior Vice President and Chief Financial Officer, 12221 Merit Drive, Suite 600, Dallas, Texas 75251, telephone number (469) 916-9891.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement.  We have authorized no one to provide you with different information.  The selling stockholder is not authorized to make an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$1,300
Accounting Fees and Expenses*	10,000
Printing Fees*	5,000
Legal Fees and Expenses*	50,000
Miscellaneous*	1,000

TOTAL	$67,300

*                                         Estimated pursuant to instruction to Item 511 of Regulation S-K.

We will bear all of the above fees and expenses.

Item 15. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our articles of incorporation and bylaws.  Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation.  Our Articles of Incorporation do not specifically limit our directors’ immunity.  Excepted from that immunity are: (a) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; or (b) authorizing the unlawful payment of any dividend or other distribution in violation of Section 78.300 of the Nevada Revised Statutes.  Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal act or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of INTAC, or is or was serving at the request of INTAC as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16. Exhibits

Exhibits and Index of Exhibits

Exhibit Number	Exhibit

2.1

Agreement and Plan of Merger, dated April 20, 2006, among INTAC International, Inc., How Stuff Works, Inc., HSW International, Inc. and HSW International Merger Corporation (filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on April 21, 2006, and incorporated herein by reference)

Exhibit Number	Exhibit
2.2

Stock for Stock Exchange Agreement, dated December 31, 2004, by and between INTAC International, Inc. and Forever Sino International Limited (filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on January 5, 2005 and incorporated herein by reference)

2.3

Amendment to Stock for Stock Exchange Agreement, dated March 22, 2006, by and between INTAC International, Inc. and Forever Sino International Limited (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed with the Commission on March 28, 2006 and incorporated herein by reference)

5.1	Opinion of Rice Silbey Reuther & Sullivan, LLP

23.1	Independent Auditors’ Consent of KBA Group LLP

23.2	Consent of Rice Silbey Reuther & Sullivan, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 36)

Item 17. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ”Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 26, 2006.

INTAC International, Inc.

By:	/s/ J. David Darnell
Name:	J. David Darnell
Title:	Senior Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of INTAC INTERNATIONAL, INC., a Nevada corporation, do hereby constitute and appoint J. David Darnell, Senior Vice President and Chief Financial Officer, the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things to execute any and all instruments which said attorney and agent  determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wei Zhou	President, Chief Executive Officer and Chairman, Director (Principal Executive Officer)	May 26, 2006
Wei Zhou

/s/ J. David Darnell	Senior Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 26, 2006
J. David Darnell

/s/ Theodore P. Botts	Director	May 26, 2006
Theodore P. Botts

/s/ Kevin K. Jones	Director	May 26, 2006
Kevin K. Jones

/s/ Dr. Heinz-Gerd Stein	Director	May 26, 2006
Dr. Heinz-Gerd Stein

/s/ Larrie A. Weil	Director	May 26, 2006
Larrie A. Weil

Exhibit Index

Exhibit Number	Exhibit

2.1

Agreement and Plan of Merger, dated April 20, 2006, among INTAC International, Inc., How Stuff Works, Inc., HSW International, Inc. and HSW International Merger Corporation (filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on April 21, 2006, and incorporated herein by reference)

2.2

Stock for Stock Exchange Agreement, dated December 31, 2004, by and between INTAC International, Inc. and Forever Sino International Limited (filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on January 5, 2005 and incorporated herein by reference)

2.3

Amendment to Stock for Stock Exchange Agreement, dated March 22, 2006, by and between INTAC International, Inc. and Forever Sino International Limited (filed as Exhibit 3.1 to the Current Report on Form 8-K, filed with the Commission on March 28, 2006 and incorporated herein by reference)

5.1	Opinion of Rice Silbey Reuther & Sullivan, LLP

23.1	Independent Auditors’ Consent of KBA Group LLP

23.2	Consent of Rice Silbey Reuther & Sullivan, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 36)